EXHIBIT 99.1

RiceBran Technologies Regains Compliance with NASDAQ Listing Requirements

SACRAMENTO, California, August 1, 2017 /PRNewswire/ -- RiceBran Technologies (NASDAQ:RIBT and RIBTW) ("RBT" or "Company"), a global leader in the production and marketing of value-added products derived from rice bran, today announced today announced that it received notice from The NASDAQ Stock Market LLC (NASDAQ) indicating that the Company has regained compliance with the minimum bid price requirement under NASDAQ Listing Rule 5550(a)(2) for continued listing on The NASDAQ Capital Market. Accordingly, RBT is in compliance with all applicable listing standards and its common stock and warrants will continue to be listed on The NASDAQ Capital Market and NASDAQ considers the matter closed.

RBT had previously been notified by NASDAQ on March 10, 2017, that it was not in compliance with the minimum bid price rule because its common stock failed to meet the closing bid price of $1.00 or more for 30 consecutive trading days. In order to regain compliance with the Rule, the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days. This requirement was met on July 31, 2017, the tenth consecutive trading day when the closing bid price of the Company's common stock was over $1.00.

About RiceBran Technologies

RiceBran Technologies is a food and animal feed ingredient company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious food and feed ingredient products. Our global target markets are food and feed manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.